Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
JULY 2, 2012

CHESAPEAKE ENERGY CORPORATION ANNOUNCES CLOSING OF SALE OF ITS
INTERESTS IN CHESAPEAKE MIDSTREAM PARTNERS, L.P. TO
GLOBAL INFRASTRUCTURE PARTNERS FOR $2.0 BILLION,
RESULTING IN A PRETAX GAIN OF $1.0 BILLION

OKLAHOMA CITY, OKLAHOMA, JULY 2, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today announced that Global Infrastructure Partners (GIP) has closed the previously announced acquisition of all of Chesapeake’s ownership interests in Chesapeake Midstream Partners, L.P. (NYSE:CHKM) for $2.0 billion, resulting in an anticipated pretax gain to Chesapeake of approximately $1.0 billion.

As previously disclosed, Chesapeake is also negotiating the sale of certain Mid-Continent gathering and processing assets to CHKM and a separate transaction to sell the company’s interests in its wholly owned subsidiary, Chesapeake Midstream Development, L.P. (CMD), to GIP.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Marcellus, Haynesville, Bossier, and Barnett natural gas shale plays and in the Eagle Ford, Utica, Mississippi Lime, Granite Wash, Cleveland, Tonkawa, Niobrara, Bone Spring, Avalon, Wolfcamp and Wolfberry unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial marketing, midstream and oilfield services businesses directly and indirectly through its subsidiaries Chesapeake Energy Marketing, Inc., Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events.  Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to be correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.  The terms of the sale of our Mid-Continent gathering and processing assets and our wholly owned subsidiary, Chesapeake Midstream Development, L.P., are subject to negotiation and may not be completed in the time frame anticipated or at all.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154